FOR IMMEDIATE RELEASE

CONTACTS:    Alanco Investor Relations              Equity Communications
             (480) 607-1010                         Ira Weingarten
             www.alanco.com                         (805) 897-1880
                                                    ira@equitycommunication.com

                    Alanco Completes $15 Million Acquisition
                            of StarTrak Systems, LLC

(Scottsdale, AZ - July 6, 2006) - Alanco Technologies, Inc. (NASDAQ: ALAN), reported today the completion, effective June 30, 2006, of its previously announced acquisition of Morris Plains, New Jersey-based StarTrak Systems, LLC (StarTrak). The StarTrak acquisition, valued at approximately $15 million, is an all-stock transaction consisting of 13.2 million Alanco common shares, plus assumption of approximately $5 million in liabilities.

StarTrak is the leading provider of GPS tracking and wireless data services for the refrigerated or "Reefer" segment of the transport industry, expanding Alanco's footprint in wireless tracking and data services from its current base in prison wireless tracking into the rapidly growing private sector Reefer market. The StarTrak acquisition will provide an immediate, significant contribution to Alanco sales revenue and profitability. StarTrak sales, currently over $1 million per month, are increasing rapidly with a firm order backlog of about $13 million. The business achieved profitability in March, 2006, and management projects sales and net profit before taxes of approximately $20 million and $2 million, respectively, for its new fiscal year beginning July 1.

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, commented, "StarTrak is a transformational transaction for our company, positioning Alanco as the dominant provider of wireless tracking and data management services in two emerging niche markets, each of which have a worldwide potential in excess of $1 billion. Both StarTrak and TSI PRISM subsidiaries are positioned for accelerated growth in their respective industries with numerous opportunities for technical synergy."

Source Capital Group, Inc. has initiated research coverage of Alanco with a "BUY" rating. The report by Source Capital Vice President of Research, Joe Blankenship, features an in-depth look at StarTrak Systems, LLC. The Source Capital research report covering Alanco is available through Mr. Joe Blankenship at 480-368-1488 or jblankenship@sourcegrp.com. The report is also available on Alanco's website, www.alanco.com. The Company does not endorse any analyst's views, including those of Mr. Blankenship and Source Capital, and the distribution of any such report should not be viewed as indicating that the Company has agreed with the contents and conclusions in the report.

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is the developer of the TSI PRISM RFID continuous tracking system for the corrections industry, which tracks the location and movement of inmates and officers, resulting in significant prison operating cost reductions and enhanced officer safety and facility security. Utilizing RFID (Radio Frequency Identification) tracking technology with proprietary software and patented hardware components, TSI PRISM provides real-time inmate and officer identification, location and tracking capabilities both indoors and out. TSI PRISM is currently utilized in prisons in Michigan, California, Illinois, Ohio, and Missouri. The Company also participates in the data storage industry through two subsidiary companies: Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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